Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys and GAMCO Reach Understanding

Three New Independent Directors to Join Pep Boys Board

PHILADELPHIA — June 11, 2015 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced that it has reached an understanding with GAMCO Asset Management Inc., the Company’s largest shareholder, to nominate three new directors recommended by GAMCO: Matthew Goldfarb; F. Jack Liebau, Jr.; and Bruce M. Lisman.

The GAMCO nominees will be included, together with incumbent directors Robert H. Hotz, James A. Mitarotonda, Robert L. Nardelli, Robert Rosenblatt, Jane Scaccetti, John T. Sweetwood and Andrea M. Weiss, in a supplement to the Company’s 2015 proxy statement and submitted for shareholder approval at the 2015 Annual Meeting of Shareholders of Pep Boys to be held on July 10, 2015.  Board members M. Shân Atkins and Nick White do not intend to stand for re-election to the Board at the 2015 Annual Meeting.

“We are pleased to have reached this understanding with GAMCO, as we believe it is in the best interests of all Pep Boys shareholders to avoid the significant cost and distraction of a proxy contest,” said Chairman Bob Hotz.  “I would also like to thank Shân Atkins and Nick White for their tireless service to the Board and our shareholders.  This is a time of significant opportunity at Pep Boys, and we are confident in our plans to grow the business and deliver a differentiated customer experience. We look forward to the insights and experience that the three new directors will bring to the Board as we work together to enhance long-term value for all Pep Boys shareholders.”

Mr. Goldfarb joined Cline Mining Corporation in 2013 as a director and chief restructuring officer and currently serves as acting chief executive officer.  From 2009 to 2013, he served at Xinergy, Ltd., which he joined as a director and vice chairman and was later appointed chief executive officer.  Prior to joining Xinergy, Mr. Goldfarb held senior trading and analyst positions at Pali Capital, Inc., The Blackstone Group/GSO Capital Partners, Pirate Capital LLC, and Icahn Associates Corp.  He began his career as an associate at the law firm Schulte Roth & Zabel LLP.

Mr. Liebau serves on the board of directors of Myers Industries, Inc. He has been in the investment management industry for 30 years.  From 2013 to 2015, Mr. Liebau was with Alleghany Corporation, the subsidiary managing public equities for Alleghany’s insurance companies.   From 2011 to 2013, he was a partner and portfolio manager at Davis Funds.  From 2003 to 2011, he ran Liebau Asset Management Company, which he founded.  He began his career as a research analyst with The Capital Group in 1984, and from 1986 to 2003 was a partner and portfolio manager at Primecap Management Company.

Mr. Lisman serves on the boards of directors of Merchants Bancshares, Inc., Myers Industries, Inc., National Life Group and PC Construction Company.  In addition, he serves on the boards of American Forests, Smithsonian Libraries, and the National Gardening Association.  Mr. Lisman was research director (1984 - 1987) and co-head of the institutional equity division (1987 - 2008) for The Bear Stearns Companies, Inc.

Morgan, Lewis & Bockius LLP served as legal advisor to Pep Boys.

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Pep Boys — Manny, Moe & Jack, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Pep Boys’ shareholders in connection with the matters to be considered at Pep Boys’ 2015 Annual Meeting. On June 3, 2015, Pep Boys filed a revised definitive proxy statement (as it may be amended and supplemented from time to time, the “Proxy Statement”) and definitive form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Pep Boys’ shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE SUPPLEMENT THERETO AND OTHER DOCUMENTS FILED BY PEP BOYS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the schedules and appendices thereto. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the supplement to the Proxy Statement that will be filed with the SEC. Shareholders can obtain the Proxy Statement, the supplement thereto and any amendments thereto as well as any other documents filed by Pep Boys with the SEC for no charge at the SEC’s website at www.sec.gov. Shareholders will be able to obtain, free of charge, copies of the 2015 Proxy Statement and any other documents filed by Pep Boys with the SEC in connection with the 2015 Annual Meeting at the SEC’s website (www.sec.gov), at Pep Boys’ website (www.pepboys.com) or by writing to Pep Boys’ Corporate Secretary at The Pep Boys—Manny, Moe & Jack., 3111 West Allegheny Avenue, Philadelphia, PA 19132, by calling Pep Boys’ Corporate Secretary at (215) 430-9169, or by contacting Pep Boys’ proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

Contact:

Brian Zuckerman

(215) 430-9169

Pep Boys

3111 West Allegheny Avenue

Philadelphia, PA 19132

Internet: www.pepboys.com